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Aspect Communications Corporation

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December 23, 2002

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Dear Fellow Aspect Shareholders:

On November 14, 2002, the Board of Directors of Aspect Communications approved entering into a private placement agreement with Vista Equity Fund II, LP, to sell $50 million in Series B convertible preferred stock. This transaction will strengthen Aspect’s balance sheet by reducing outstanding debt and allow Aspect to get back to basics – providing excellent business communications infrastructure for our global clients.

This transaction requires your approval as Aspect shareholders and we believe that your vote is crucial to the financial and strategic future of Aspect Communications.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE VISTA TRANSACTION AND FOR THE AUTHORIZATION OF ADDITIONAL SHARES OF COMMON STOCK ON YOUR PROXY CARD.

The Board of Directors and management of Aspect want you to know the facts:

ASPECT’S INDEPENDENT BOARD CONDUCTED A THOROUGH PROCESS

•
This transaction is the result of a thorough due diligence process on the part of your Board of Directors and your management team. A competitive bidding process was established with a number of potential investors, and as a result of this process, several competing term sheets were submitted to the Company, each of which was independently negotiated to obtain the best terms.

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The Board, after extensive reviews of the competing term sheets and input from its independent financial and legal advisors, determined that the private placement with Vista was in the best interests of the Company and all of its shareholders.

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Aspect’s Board membership predominantly consists of independent outside directors, and includes significant long-term shareholders. Aspect board members average more than 25 years of operational and business experience in the private and public sectors.

BENEFITS TO SHAREHOLDERS

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This transaction will enhance Aspect’s ability to utilize cash, rather than stock, to redeem the Company’s $123 million of outstanding convertible debentures due in August 2003, thereby preventing the significant dilution of existing shareholders that could result if Aspect were required to satisfy this obligation with Aspect stock at that time. This transaction reduces the risk of significant shareholder dilution by facilitating the debenture redemption in cash.

•	This transaction will allow the Company to maintain an appropriate cash balance – an important signal to our customers of Aspect’s financial strength.
•	The Vista transaction will give Aspect the financial flexibility to pursue growth and new market opportunities.

RIGHT-SIZED FOR CURRENT BUSINESS ENVIRONMENT

This is an important time for Aspect Communications. We have been working diligently to build a stronger, more competitive business. As a result of that hard work, we have made significant progress – all aimed at minimizing the Company’s ongoing cash requirements and maximizing long-term shareholder value:

•	Aspect has delivered three consecutive quarters of positive cash flow from operations.
•	The Company has further reduced its cost structure with the objective of achieving profitability from operations in the near term.
•	The Company has reduced its investment in accounts receivable and inventories by approximately $25 million in the last three quarters.
•	The Company has repurchased approximately $60 million of its convertible debt in the open market at a discount to accreted value.
•	In August 2002, the Company expanded its working capital line of credit from $25 million to $50 million.

Despite this rapid progress, the terms on which the convertible debt must be redeemed, if put to us by the debt holders as we expect in August 2003, could require more cash than the Company may have available at that time. The Company has the option to redeem the debt in cash or stock or a combination thereof. Should the Company be required to use stock to redeem the debt, shareholders will likely face significant dilution of their ownership.

Your Board of Directors strongly supports Aspect management’s strategy to bring the Company to the next level of growth and profitability. Your approval of this transaction will allow management to continue pursuing its strategic revenue generation plan, which combines customer satisfaction with cost reduction. With the debt issue resolved, we are confident that we will be able to better serve our customers and reach our full potential as a global leader in our markets.

We believe that Aspect’s next stage of growth will be possible ONLY with your approval of the $50 million private placement transaction with Vista Equity Partners. We recommend you vote FOR this transaction and FOR the authorization of additional common stock.

Following the announcement of the Vista Equity investment on November 14, Aspect’s stock price rose approximately 20% to close at $2.34 per share on November 15, and Aspect’s stock traded as high as $3.21 per share during the weeks that followed. We believe this significant increase in stock price indicated the market’s positive reaction to the $50 million private placement with Vista. In today’s uncertain market environment there can be no assurance that, if the Vista transaction is not approved, Aspect’s stock price will not decline to pre-announcement levels. We believe that approving this transaction is important for our continued stability, and will ensure that the Company can resolve its upcoming debt and move ahead with its plans for growth.

VISTA EQUITY IS THE RIGHT PARTNER FOR ASPECT COMMUNICATIONS

Vista Equity’s business philosophy is based on investing in sustainable businesses by contributing experience, support and capital to help strong management teams. Vista is a private equity fund interested in Aspect’s long-term success.

Vista will contribute directly to Aspect’s future with two members on the Board of Directors. Of these, one member is expected to be an independent director with over 30 years of experience as an operational executive, and the other is expected to be the Managing Principal of the Vista team, with substantial experience in financial markets.

DO NOT BE DECEIVED

As you may know, an investor, Scepter Holdings, Inc., opposes the private placement transaction with Vista Equity Partners. Scepter Holdings is headed by Geoffrey Raynor – a well-known opportunistic investor.

We think it is important that you know that from April through November 2002, Scepter held a significant short interest in Aspect stock – at one point up to 17% of Aspect’s outstanding shares. We believe that Scepter has a short-term, in-and-out investment strategy, and is seeking a quick return on its investment.

We believe that Scepter Holdings is using its proposed rights offering plan as a smokescreen so that shareholders do not see their true motives – short-term gain with no long-term interest in the future of this Company.

Do not be deceived – We believe that Scepter’s actions are NOT to the benefit of all shareholders.

VOTE YES ON YOUR PROXY CARD

Your vote is extremely important – no matter how many or how few shares you own. By approving the Vista transaction, the stability and management expertise of the Board of Directors will be preserved. We believe in the future of Aspect Communications. We are working towards a stronger balance sheet, significant reduction in our debt, and a future that is based on strong, sustainable customer relationships.

By voting for this transaction and voting for the authorization of additional shares of common stock, Aspect Communications can move ahead with its plans as a stronger, more focused Company competing on a global basis.

We greatly appreciate your continued support and encouragement.

Sincerely,

/s/    BEATRIZ V. INFANTE

Beatriz Infante
Chairman and CEO

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor.

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